PetLife Pharmaceuticals is Pleased to Announce the Completion of the New Company Website

Oct 17, 2016

OTC Disclosure & News Service

Hancock, MD, Oct. 17, 2016 (GLOBE NEWSWIRE) — PetLife Pharmaceuticals, Inc. (OTC QB: PTLF) (the “Company”), a developer of a new generation of high potency veterinary cancer medications and nutraceuticals for pets, has completed the corporate website overhaul as FDA/CVM submission and testing nears.

In conjunction with the hiring of InnoVision, rebranding of Escozine for Pets as Vitalzul™ and in preparation for the FDA/CVM process, management felt a clean, modern design website with easy navigation and helpful tools for pet owners, investors and veterinarians was warranted. Please check out the new PetLife Pharmaceutical website: http://www.petlifepharma.com/

PetLife’s website offers a complete overview of the company, including corporate news, stock price and chart, as well as testimonials, vet endorsements and details on Vitalzul™:

-Science behind Vitalzul™

-The Patent

-Oncological treatment including post FDA/CVM product lines

-PetLife’s nutraceutical lines

PetLife’s 506 Private Placement Memorandum is available only to accredited investors.

About PetLife Pharmaceuticals, Inc.

PetLife Pharmaceuticals (OTCQB: PTLF) (http://www.PetLifePharma.com) is a registered US Veterinary Pharmaceutical company, incorporated in 2012.

PetLife’s mission is to bring its new, scientifically proven, non-toxic, potentiated bioactive nutraceuticals and prescription medication, Vitalzul™, to the world of veterinary oncology — with the ultimate goal of preventing cancer and extending the life of pets suffering from cancer while improving their quality of life. In the US alone, consumer spending on domestic companion animals reached over $60 billion in 2015 with over $29 billion spent on veterinary care and medications.

Safe Harbor

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: PetLife encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by the Company, that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospects and performance. The Company’s actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the Company’s filings with the SEC on Forms 10-K, 10-Q, and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

Investor Relations:

Invicto Group

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800-928-7462 Ext. 801